Exhibit 99.1

For additional information, contact:
David A. Hedges
President and CEO
(334) 821-9200

Press Release – July 25, 2023

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2023 Highlights:

•	Total revenues increased 6% from Q2 2022

•	Net interest income (tax-equivalent) increased 8% from Q2 2022

•	Net interest margin (tax-equivalent) was 3.03%, compared to 3.17% in Q1 2023 and 2.60% in Q2 2022

•	Cost of funds was 93 basis points, compared to 71 basis points in Q1 2023 and 32 basis points in Q2 2022

•	Average loans were $512.1 million, a 19% increase from Q2 2022

•	Negative provision for credit losses was $0.4 million compared to none in Q2 2022

•	Period end total deposits were $950.7 million, compared to $939.2 for Q1 2023, and $950.3 million for Q4 2022

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.55 per share, for the second quarter of 2023, compared to $1.8 million, or $0.51 per share, for the second quarter of 2022. Net earnings for the first six months of 2023 were $3.9 million, or $1.11 per share, compared to $3.9 million, or $1.10 per share, for the first six months of 2022.

“The Company’s second quarter 2023 results reflect strong revenue growth and the resolution of a nonperforming loan that resulted in a negative provision for credit losses,” said David A. Hedges, President and CEO. “Although we expect our net interest margin will continue to be pressured by increased deposit costs in the second half of 2023, we are encouraged by the economic strength of our local markets and continue to see opportunities for loan growth,” said Mr. Hedges.

Total revenue increased approximately 6% in the second quarter of 2023, compared to the second quarter of 2022, primarily due to net interest income growth.

Net interest income (tax-equivalent) was $7.0 million for the second quarter of 2023, an increase of 8% compared to $6.5 million for the second quarter of 2022. This increase was primarily due to improvements in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 3.03% in the second quarter of 2023 compared to 2.60% in the second quarter of 2022. This increase was primarily due to a more favorable asset mix and higher yields on interest earning assets. These higher yields on interest earning assets were partially offset by increased cost of funds. The cost of funds increased to 93 basis points, compared to 32 basis points in the second quarter of 2022. Average loans for the second quarter of 2023 were $512.1 million, a 19% increase from the second quarter of 2022.

Nonperforming assets were $1.1 million, or 0.11% of total assets, at June 30, 2023, compared to $2.7 million, or 0.27% of total assets, at December 31, 2022 and $0.4 million or 0.03% of total assets, at June 30, 2022. The decrease in nonperforming assets since December 31, 2022 was primarily due to the resolution of one nonperforming loan during the second quarter of 2023, that had been downgraded during the fourth quarter of 2022.

At June 30, 2023, the Company’s allowance for credit losses was $6.6 million, or 1.27% of total loans, compared to $5.8 million, or 1.14% of total loans, at December 31, 2022, and $4.7 million, or 1.07% of total loans, at June 30, 2022.

The Company recorded a negative provision for credit losses during the second quarter of 2023 of $0.4 million, compared to no provision for credit losses during the second quarter of 2022. The negative provision for credit losses was primarily related to the resolution of a collateral dependent nonperforming loan, with a recorded investment of $1.3 million and a corresponding allowance of $0.5 million, which was collected in full during the second quarter of 2023.

Noninterest income was $0.8 million for both the second quarter of 2023 and 2022.

Noninterest expense was $5.8 million in the second quarter of 2023, compared to $5.1 million for the second quarter of 2022. The increase in noninterest expense was primarily due to increases in other noninterest expense of $0.4 million. Other noninterest expense increased due to various items including software costs, ATM and check card expenses, impairment related to a new market tax credit investment due to the remaining tax credit being less than the Company’s investment, and a gain on sale of other real estate owned that was realized in the second quarter of 2022.

Income tax expense was $0.3 million for the second quarter of 2023, compared to $0.4 million for the second quarter of 2022. The Company’s effective tax rate for the second quarter of 2023 was 13.00%, compared to 16.77% in the second quarter of 2022. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investment in municipal securities and bank-owned life insurance, and the benefits of New Markets Tax Credits.

Total assets were $1.0 billion at June 30, 2023 and December 31, 2022, compared with $1.1 billion at June 30, 2022. Loans, net of unearned income were $520.4 million at June 30, 2023, compared with $504.5 million and $440.9 million at December 31, 2022 and June 30, 2022, respectively. The increase in loans at June 30, 2023 and December 31, 2022, as compared with June 30, 2022 reflect growth across all major loan categories, except commercial and industrial loans, which included PPP loans. Total deposits were $950.7 million at June 30, 2023 and $950.3 million at December 31, 2022, compared with $1.0 billion at June 30, 2022. The Company had $16.0 million in brokered deposits at June 30, 2023, compared to none at December 31, 2022 and June 30, 2022. The Company had no FHLB advances or other wholesale borrowings outstanding at June 30, 2023, December 31, 2022, or June 30, 2022.

At June 30, 2023, the Company’s consolidated stockholders’ equity was $71.0 million or $20.28 per share, compared to $68.0 million, or $19.42 per share, at December 31, 2022, and $76.1 million, or $21.68 per share, at June 30, 2022. The increase from December 31, 2022 was primarily driven by net earnings of $3.9 million and other comprehensive income due to the $1.8 million reduction in unrealized gains/losses on securities available-for-sale, net of tax, partially offset by cash dividends of $1.9 million, the $0.8 million cumulative effect of a one time charge to adopt the CECL accounting standard on January 1, 2023, and $0.1 million repurchases of Company’s common stock. Total unrealized losses on available-for-sale securities declined 5% from $54.7 million on December 31, 2022 to $52.2 million on June 30, 2023. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes. At June 30, 2023, the Company’s equity to total assets ratio was 6.92%, compared to 6.65% at December 31, 2022, and 7.02% at June 30, 2022. All of the Company’s securities are classified as available-for-sale and not held-to-maturity. Therefore, any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the second quarter of 2023, an increase of 2% from the same period in 2022. The Company’s share repurchases of $0.1 million since December 31, 2022 resulted in 4,225 fewer outstanding common shares at June 30, 2023. At June 30, 2023, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of funds and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve tightening beginning in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2022 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended June 30,	Six months ended June 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022

Results of Operations
Net interest income (a)	$6,994	$6,484	$14,211	$12,674
Less: tax-equivalent adjustment	106	110	214	222

Net interest income (GAAP)	6,888	6,374	13,997	12,452
Noninterest income	791	848	1,583	1,756

Total revenue	7,679	7,222	15,580	14,208
Provision for credit losses	(362)	—	(296)	(250)
Noninterest expense	5,825	5,058	11,429	9,959
Income tax expense	288	363	555	617

Net earnings	$1,928	$1,801	$3,892	$3,882

Per share data:
Basic and diluted net earnings:	$0.55	$0.51	$1.11	$1.10
Cash dividends declared	$0.27	$0.265	$0.54	$0.53
Weighted average shares outstanding:
Basic and diluted	3,500,267	3,513,353	3,501,200	3,515,991
Shares outstanding, at period end	3,499,715	3,509,940	3,499,715	3,509,940
Book value	$20.28	$21.68	$20.28	$21.68
Common stock price:
High	$24.32	$33.57	$24.50	$34.49
Low	18.80	27.04	18.80	27.04
Period-end:	21.26	27.04	21.26	27.04
To earnings ratio	7.21	x	12.52	x	7.21	x	12.52	x
To book value	105%	125%	105%	125%
Performance ratios:
Return on average equity (annualized)	10.37%	8.26%	10.91%	8.10%
Return on average assets (annualized)	0.75%	0.66%	0.76%	0.70%
Dividend payout ratio	49.09%	51.96%	48.65%	48.18%
Other financial data:
Net interest margin (a)	3.03%	2.60%	3.10%	2.51%
Effective income tax rate	13.00%	16.77%	12.48%	13.71%
Efficiency ratio (b)	74.82%	68.99%	72.36%	69.02%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,149	$359	$1,149	$359

Total nonperforming assets	$1,149	$359	$1,149	$359

Net recoveries	$(144)	$(58)	$(141)	$(27)

Allowance for credit losses as a % of:
Loans	1.27%	1.07%	1.27%	1.07%
Nonperforming loans	577%	1,314%	577%	1,314%
Nonperforming assets as a % of:
Loans and other real estate owned	0.22%	0.08%	0.22%	0.08%
Total assets	0.11%	0.03%	0.11%	0.03%
Nonperforming loans as a % of total loans	0.22%	0.08%	0.22%	0.08%
Annualized net recoveries as a % of average loans	(0.11)%	(0.05)%	(0.06)%	(0.01)%

Selected average balances:
Securities	$402,929	$427,426	$402,807	$431,240
Loans, net of unearned income	512,066	428,612	507,139	434,131
Total assets	1,022,874	1,092,759	1,022,906	1,103,523
Total deposits	942,552	999,867	945,456	1,001,620
Total stockholders’ equity	$74,404	$87,247	$71,365	$95,822
Selected period end balances:
Securities	$394,079	$429,220	$394,079	$429,220
Loans, net of unearned income	520,411	440,872	520,411	440,872
Allowance for loan losses	6,634	4,716	6,634	4,716
Total assets	1,026,130	1,084,251	1,026,130	1,084,251
Total deposits	950,742	1,002,698	950,742	1,002,698
Total stockholders’ equity	$70,976	$76,107	$70,976	$76,107

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net interest income, as reported (GAAP)	$6,888	$6,374	$13,997	$12,452
Tax-equivalent adjustment	106	110	214	222
Net interest income (tax-equivalent)	$6,994	$6,484	$14,211	$12,674